Exhibit 10.42

Sealy Corporation

Directors’ Deferred Compensation Plan

(as amended and restated effective as of December 17, 2008)

Sealy Corporation

Directors’ Deferred Compensation Plan

ARTICLE I

DEFINITIONS

1.1.                             “Board” shall mean the Board of Directors of Sealy Corporation.

1.2.                             “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person (as defined below), (ii) a sale by the Company, Sealy Holding LLC (the “Investor”) or any of their respective affiliates resulting in more than 50% of the voting stock of the Company being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include the Investor or any of its respective affiliates, or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of KKR Millennium Fund L.P. (“KKR”), the Investor, or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any person or group who is not (x) KKR, the Investor or any member of the Investor, (y) an affiliate of KKR, the Investor or any member of the Investor, or (z) an entity in which KKR, the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

1.3.                             “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4.                             “Common Stock” shall mean the common stock of the Company.

1.5.                             “Company” shall mean Sealy Corporation.

1.6.                             “Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.7.                             “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.8.                             “He”, “Him”, or “His” shall apply equally to male and female members of the Board.

1.9.                             “Plan” shall mean this Directors’ Deferred Compensation Plan, as it may be amended from time to time.

1.10.                       “Stock Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.11.                       “Stock Value” shall mean, for any given day, the closing price of the Company’s Common Stock as reported on the New York Stock Exchange Inc. (“NYSE”) Composite Tape on such day. If the closing price is not available from the NYSE for the Common Stock on a date in question, then the next preceding practicable date for which such closing price is available shall be used.

1.12.                       “Year” shall mean any calendar year.

ARTICLE II

ELECTION TO DEFER

2.1.                             A Director may elect, on or before December 31 of any Year, to irrevocably defer payment of all or a specified part of all Fees to be earned during the Year following the Year in which such election is made and succeeding Years (until the Director ceases to be a Director or elects (in writing) to change such election pursuant to Section 2.3 herein). Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31 or otherwise an employee of the Company or any of its subsidiaries who participated in any other deferred compensation plan of the Company or any of its subsidiaries, may elect, before the Director’s term begins (but in no event later than thirty (30) days after the date such person first becomes eligible to participate in this Plan), to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years.  Any Fees deferred pursuant to this Section 2.1 shall be paid to the Director at the time(s) and in the manner specified in Article IV hereof.

2.2.                             The election to participate in the Plan and manner and form of payment shall be designated by submitting a letter in the form attached hereto as Appendix A (the “Election Form”) to the Secretary of the Company.

2.3.                             The election shall continue from Year to Year and become irrevocable on December 31 of each Year unless the Director changes or terminates it by written request delivered to the Secretary of the Company prior to December 31 of the Year preceding the commencement of the Year for which the change or termination is first effective.  If the Director changes his existing election to defer Fees in order to receive Fees on a current basis, such Director may not subsequently reelect to defer payment of Fees for at least one Year.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1.                             The Company shall maintain separate memorandum accounts for the Fees deferred by each Director based on the elections each Director has made.

3.2.                             If a Director has elected to defer a portion of his Fees, the Company shall credit, on the date Fees become payable, the Stock Account of each Director with the number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director as to which an election to defer Fees into the Stock Account has been made, divided by the Stock Value on the date such fees would otherwise have been paid. For purposes of this section 3.2, the Stock Value shall be determined on the date fees would otherwise have been paid.

3.3.                             The Company shall credit the Stock Account of each Director with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director’s Stock Account divided by the Stock Value on the dividend payment date. Dividends payable in Common Stock will be credited to each Directors Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to the Director’s Stock Account.

3.4.                             Common Stock shall be computed to three decimal places.

3.5.                             The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.6.                             The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under the Plan, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.7.                             The Plan is intended to be a non-qualified, unfunded deferred compensation arrangement.  Nothing contained herein shall be deemed to give a Director, a Director’s beneficiary or any other person any interest in the assets of the Company or create any kind of fiduciary relationship between the Company and any person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1.                             Subject to the second succeeding sentence, amounts contained in a Director’s Stock Account shall be distributed as the Director’s election (made pursuant to Section 2.2) shall provide.  Subject to Section 6.3 below, distributions from the Director’s Stock Account shall be paid in Common Stock or the cash equivalent thereof, at the election of the Company, and all such distributions shall begin on the first day of the Year following the later of the attainment of the Director’s retirement date (as indicated in the Director’s Election Form) or “separation from service” (within the meaning of Section 409A of the Code) with the Board.

4.2                                Each Director shall have the right to designate one or more beneficiaries to succeed to his right to receive payments hereunder in the event of his death. No beneficiary designation shall be valid unless it is made in writing, signed by the Director and filed with the Secretary of the Company.  [Notwithstanding anything herein to the contrary or in the Director’s Election Form, in the event of the death of a Director, each designated beneficiary or, in the case of a failure of designation or the death of all designated beneficiaries without any designated successors, the Director’s estate shall be entitled to receive, in the form in which such amounts would have otherwise been paid to the Director (as indicated on the Director’s Election Form), any and all amounts contained in such Director’s Stock Account in a lump sum payment no later than the later of (x)

December 31 of the Year in which the Director’s death occurs and (y) ninety (90) days following the date of the Director’s death.  In the event such amounts are paid in cash (as provided in Section 4.1), then such amounts will be determined by multiplying the number of shares of Common Stock in the Director’s Stock Account by the then Stock Value per share.][Note to draft: confirm this is acceptable]

ARTICLE V

ADMINISTRATION

5.1.                             The Company shall administer and interpret the Plan in its sole discretion and the Company shall maintain the Plan at its expense.  All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2.                             Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PLAN; GOVERNING LAW; CHANGE IN CONTROL

6.1.                             The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment of any amounts previously credited to a Director’s Stock Account.

6.2.                             The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

6.3.                             Notwithstanding anything herein to the contrary, in the event of a Change in Control that is a “change in ownership or effective control” of the Company within the meaning of Section 409A of the Code, all amounts contained in each Director’s Stock Account shall be distributed (in the same manner which such amounts would have otherwise been paid as indicated in the Director’s election) within thirty (30) days after the occurrence of such Change in Control.

ARTICLE VII

SECTION 409A COMPLIANCE

7.1.                             Notwithstanding any other provisions of the Plan, no Fees shall be deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code.

7.2.                             In the event that is reasonably determined by the Board that, as a result of Section 409A of the Code, payments under the Plan may not be made at the time contemplated by the terms of the Plan without causing the Director to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in Director incurring any tax liability under Section 409A of the Code; which, if the Director is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of the Director’s separation from service.  The Company shall have no liability to any Director for any failure to comply with Section 409A of the Code hereunder.

Adopted by Sealy Corporation and effective on the 17th day of December, 2008.

APPENDIX A

[Date]

Ken Walker

Secretary

Sealy Corporation

One Office Parkway

Trinity, North Carolina  27370

Dear Mr.                      :

Pursuant to the Sealy Corporation Directors’ Deferred Compensation Plan, dated as of           , 200   (the “Plan”), I hereby elect to defer receipt of all or a portion of my Director’s fees commencing 2005 and for succeeding calendar years in accordance with the percentages indicated below.

I elect to have my director’s fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options (a) and (b), below):

(a)             % of the aggregate Director’s fees shall be credited to my Stock Account as provided for in the Plan;

(b)             % of the aggregate Director’s fees shall not be deferred, but shall be paid to me directly as they accrue.

Further, I elect to receive any future payments to be made from my Stock Account in the following method (check one desired method below):

        in one lump sum;

        in            (insert number) equal annual installments.

I understand that my Stock Account will become payable on either the first day of the Year following or six months following (whichever is later) the later of the attainment of my “retirement date” (as indicated below) or separation from the Board.  For this purpose,

I elect my retirement date to be attainment of age             .

I further understand that, in any event, my Stock Account will become payable in the same manner as elected above within thirty (30) days after the occurrence of a Change in Control (as defined in the Plan).

In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate the following one or more individuals                                                                                                    as my beneficiary or beneficiaries to receive the funds so accumulated, but unpaid.

Very truly yours,

[Name]

[Witness]

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